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                                  Exhibit 99.3
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CONTACT: MARC SANDERS
Director of Marketing
Phone:  610.668.4700                www.royalbankamerica.com               ROYAL BANK AMERICA
Fax:    610.668.3670                www.royalasianbank.com
                                    www.mortgagephilly.com                 MEDIA RELEASE
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               ROYAL GIVES REASON TO SMILE ABOUT RISING GAS PRICES


(NARBERTH, PA) - August 24, 2005 - With escalating gas prices putting a pinch on consumers, Royal Bank America is proud to provide a unique solution. The new Fill 'Er Up Money Market Account lets depositors offset the rising cost of fuel with a floating interest rate tied to the price of gas. As gas prices go up, so does the rate on the account.

"We developed the Fill 'Er Up account to provide our customers with a tool to neutralize the dramatic leap in prices at the pump," noted Royal Bank America Director of Marketing Marc Sanders. "Savvy investors will be able to hedge against predicted increases in the price of gas and buffer themselves financially."

The account rate is set each week based on the average price per gallon of regular unleaded gas in the Delaware Valley. The starting Annual Percentage Yield on the account is 2.67%. For a limited time all customers who open the Fill 'Er Up Money Market will receive a $10 credit to their account for gas.

The Fill 'Er Up Money Market account is available at all 20 Royal Bank America and Royal Asian Bank branches. Account details and a complete list of locations and hours are available online at www.royalbankamerica.com.


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